Exhibit 7

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and between

FURNITURE INVESTMENTS ACQUISITIONS S.C.S.

and

HERMAN MILLER, INC.

Dated as of April 19, 2021

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of April 19, 2021 (this “Agreement”), by and between Herman Miller, Inc., a Michigan corporation (the “Purchaser”), Furniture Investments Acquisitions S.C.S., a common limited partnership (société en commandite simple) (the “Seller” and, together with the Purchaser, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Purchaser, Heat Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Knoll, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated the date of this Agreement (the “Merger Agreement”), simultaneously with the execution of this Agreement, pursuant to which, subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of the Purchaser;

WHEREAS, the Seller and the Purchaser desire to enter into a transaction (the “Share Purchase”) pursuant to which the Purchaser will acquire all of the shares of Series A Convertible Preferred Stock, par value $1.00 per share (the “Preferred Stock”), of the Company held by the Seller, immediately prior to, and conditioned upon the occurrence of, the Effective Time (as defined in the Merger Agreement) of the Merger, for cash in the amount set forth in this Agreement (the “Purchase”);

WHEREAS, the Purchaser, the Seller and an Affiliate of the Seller have agreed to enter into a Voting and Support Agreement as of the date hereof (the “Voting and Support Agreement”); and

WHEREAS, as of the date of this Agreement, the Seller holds 169,165 shares of Preferred Stock.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1          Certain Defined Terms.  Capitalized terms used but not defined herein shall have the meaning given to them in the Merger Agreement.  For purposes of this Agreement:

“Certificate of Designation” shall mean the Certificate of Designations of Series A Convertible Preferred Stock of the Company.

“Investment Agreement” means that certain Investment Agreement by and between the Company and Furniture Investments S.à r.l., dated as of June 22, 2020.

“Material Adverse Effect” with respect to any Party means a fact, effect, change, event or circumstance which is materially adverse to the ability of such Party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Liability” means any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet in accordance with generally accepted accounting principles, as applied in the United States).

“Subject Shares” means all shares of Preferred Stock held by the Seller or any Affiliate of the Seller, as of immediately prior to the Purchase Closing, including any such shares received after the date hereof pursuant to the terms of the Certificate of Designation.

Section 1.2          Table of Definitions.  The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Agreement	Preamble
Bankruptcy and Equity Exception	3.2
Closing Date	2.2(a)
Company	Recitals
e-mail	8.5
HSR Act	3.3(a)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Parties	Preamble
Party	Preamble
Preferred Stock	Recitals
Purchase	Recitals
Purchase Closing	2.2(a)
Purchase Price	2.1
Purchaser	Preamble
Purchaser Material Adverse Effect	4.1
Seller	Preamble
Seller Material Adverse Effect	3.1
Share Purchase	Recitals

ARTICLE II
PURCHASE AND SALE

Section 2.1          Purchase and Sale of the Subject Shares.  Upon the terms and subject to the conditions of this Agreement, at the Purchase Closing, the Seller shall sell, assign, transfer, convey and deliver the Subject Shares to the Purchaser, free and clear of all Encumbrances, and the Purchaser shall purchase the Subject Shares from the Seller.  In consideration for the Subject Shares, the Purchaser shall pay the Seller $1,496.12 per share of Preferred Stock, in cash, without interest (the “Purchase Price”), which represents an equivalent price per share of $25.06 for each share of Common Stock underlying each share of Preferred Stock as of the date of this Agreement.

Section 2.2          Closing.

(a)          The sale and purchase of the Subject Shares under Section 2.1 shall each take place at a closing (the “Purchase Closing”) to be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, or remotely through the exchange of documents and signatures, at 10:00 a.m., Eastern time, simultaneously with the Closing (as defined in the Merger Agreement) of the Merger and immediately prior to the Effective Time of the Merger, subject to the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article VI (other than such conditions as may, by their terms, only be satisfied at the Purchase Closing or on the Closing Date, but subject to the satisfaction or waiver of such conditions), or at such other place, at such other time or on such other date as the Parties mutually may agree in writing.  The day on which the Purchase Closing takes place is referred to as the “Closing Date.”

(b)          At the Purchase Closing:

(i)           the Seller shall deliver to the Purchaser an agreement or instrument of conveyance, assignment or assumption to vest in the Purchaser all of the Seller’s rights, title and interest in and to the Subject Shares, in form and substance reasonably agreed by the Parties (but in no event inconsistent with this Agreement), duly executed by the Seller (the “Equity Transfer Agreement”); and

(ii)          the Purchaser shall deliver to the Seller, (i) by wire transfer to a bank account designated in writing by the Seller to the Purchaser at least three (3) Business Days prior to the anticipated Closing Date, an amount equal to the aggregate Purchase Price in immediately available funds in United States dollars and (ii) the Equity Transfer Agreement, duly executed by the Purchaser (if such agreement requires execution by Purchaser).

Section 2.3          Withholding. The Purchaser shall be entitled to deduct and withhold from the aggregate Purchase Price such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Law relating to taxes.  Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Seller.  Prior to the Purchase Closing, the Seller shall (i) exercise its rights pursuant to Section 4.9(c) of the Investment Agreement to obtain from the Company a FIRPTA certificate substantially in the form of Exhibit D to the Investment Agreement and related notification to the Internal Revenue Service substantially in the form of Exhibit E of the Investment Agreement (collectively, the “FIRPTA Certificates”) and (ii) deliver to the Purchaser the FIRPTA Certificates, a properly completed and executed IRS Form W-8IMY (together with underlying IRS Forms W-8 series or W-9, as applicable, and other required attachments and supporting documentation), and any other documentation and certification that the Seller is legally entitled to provide, reasonably satisfactory to the Purchaser, that would permit for the Purchase Price to be paid subject to no or at a reduced rate of withholding (including, without limitation, certification relating to the application of the tests set forth in Section 302 of the Code with respect to the Seller and the sale of the Subject Shares to the Purchaser pursuant to this Agreement) (collectively, the “Withholding Documentation”).  The Purchaser shall, to the extent permitted by applicable Law, perform all deduction and withholding (if any) required in respect of the payment of the Purchase Price hereunder in accordance with the final Withholding Documentation that is timely delivered by the Seller and on which the Purchaser is entitled to rely under applicable Law.  The Seller shall deliver drafts of the Withholding Documentation to the Purchaser no later than 30 days prior to the Purchase Closing and the Purchaser shall review any such drafts so timely delivered and, if the Purchaser determines that, on the basis of such draft documentation, it would be necessary to withhold on the Purchase Price, the Purchaser shall promptly (and in any event at least 15 days prior to the Purchase Closing) inform the Seller of such determination and the basis therefor so as to provide the Seller with a reasonable opportunity to take any action and/or revise such documentation in order to mitigate any such withholding.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER

The Seller hereby makes the representations and warranties set forth in this Article III to the Purchaser.

Section 3.1          Organization.  The Seller (i) is duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all necessary power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified has not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller (a “Seller Material Adverse Effect”).

Section 3.2          Authority.  The Seller has all requisite power and authority to execute and deliver this Agreement and to consummate the Share Purchase and the other transactions contemplated by this Agreement.  The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the Share Purchase and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate or other action on the part of the Seller and no other proceedings on the part of the Seller or its equityholders are necessary to authorize this Agreement or to consummate such transactions.  This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the Purchaser, constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

Section 3.3          No Conflict; Required Filings and Consents.

(a)          The execution and delivery by the Seller of this Agreement does not, the execution and delivery by the Seller of any other instrument required by this Agreement to be executed and delivered by the Seller will not, and the performance by the Seller of its agreements and obligations under this Agreement will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Entity, except (i) any filings required to be made or clearances required to be obtained under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), (ii) such filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws and (iii) such other consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings or notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(b)         The execution and delivery by the Seller of this Agreement does not, the execution and delivery by the Seller of any other instrument required by this Agreement to be executed and delivered by the Seller will not, and the performance by the Seller of its agreements and obligations under this Agreement will not, (i) conflict with or result in any breach of any provision of the articles of incorporation or by-laws (or any similar organizational documents) of the Seller, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the Subject Shares under, any of the terms, conditions or provisions of any Contract to which the Seller is a party or by which the Seller is bound or to which any of the Subject Shares is subject or (iii) violate any Order or Law applicable to the Seller or any of its properties or assets, except, in the case of clauses (ii) and (iii) above, for any violation, conflict, consent, breach, default, termination, cancellation, modification, acceleration, loss or creation that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 3.4           Title to Subject Shares.  Immediately prior to the consummation of the Share Purchase, (a) the Seller will beneficially own all of the Subject Shares, free and clear of any Encumbrance (other than those set forth on Schedule A to the Voting and Support Agreement, all of which will be terminated upon consummation of the Share Purchase (except for any transfer restrictions under applicable securities laws)) and (b) subject in all respects to applicable Law, the Seller will have the right, authority and power to sell, assign and transfer the Subject Shares to the Purchaser.  Upon delivery to the Purchaser of the Subject Shares by electronic transfer or by certificates evidencing the Subject Shares at the Purchase Closing, and the Purchaser’s payment of the aggregate Purchase Price, the Purchaser shall acquire good, valid and marketable title to the Subject Shares, free and clear of any Encumbrance.

Section 3.5          Brokers.  Except for Lazard Frères & Co., the fees of which will be paid by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by the Seller or any of its Affiliates.

Section 3.6          No Other Representations or Warranties.  Neither the Seller nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Seller of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Agreement or the Voting and Support Agreement, and the Seller hereby disclaims any other such representations or warranties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby makes the representations and warranties set forth in this Article IV to the Seller.

Section 4.1          Organization.  The Purchaser (a) is a corporation duly incorporated and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, (b) has all necessary power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (c) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified has not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser (a “Purchaser Material Adverse Effect”).

Section 4.2          Authority.  The Purchaser has all requisite power and authority to execute and deliver this Agreement and to consummate the Share Purchase and the other transactions contemplated by this Agreement.  The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the Share Purchase and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate or other action on the part of the Purchaser and no other proceedings on the part of the Purchaser or its equityholders are necessary to authorize this Agreement or to consummate such transactions.  This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the Seller, constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3          No Conflict; Required Filings and Consents.

(a)          The execution and delivery by the Purchaser of this Agreement does not, the execution and delivery by the Purchaser of any instrument required by this Agreement to be executed and delivered by the Purchaser will not, and the performance by the Purchaser of its agreements and obligations under this Agreement will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Entity, except (i) any filings required to be made or clearances required to be obtained under the HSR Act, (ii) such filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, and (iii) such other consents, licenses, authorizations, approvals, orders, registrations, declarations, permits, filings or notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)          The execution and delivery by the Purchaser of this Agreement does not, the execution and delivery by the Purchaser of any other instrument required by this Agreement to be executed and delivered by the Purchaser will not, and the performance by the Purchaser of its agreements and obligations under this Agreement will not, (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of the Purchaser, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under any of the terms, conditions or provisions of any Contract to which the Purchaser or any of its subsidiaries is a party or otherwise bound or to which any of its properties or assets is subject or (iii) violate any Order or Law applicable to any of the Purchaser or any of its properties or assets, except, in the case of clauses (ii) and (iii) above, for any violation, conflict, consent, breach, default, termination, cancellation, modification, acceleration, loss or creation that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.4          Brokers.  Except for Goldman Sachs & Co. LLC, the fees of which will be paid by the Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

Section 4.5          No Other Representations or Warranties.  Neither the Purchaser nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Purchaser of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Agreement or the Voting and Support Agreement, and the Purchaser hereby disclaims any other such representations or warranties.

ARTICLE V
COVENANTS

Section 5.1          Consents and Filings; Further Assurances.    Each Party agrees to use its commercially reasonable efforts, as requested by the other Party, to obtain all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the Share Purchase.  Notwithstanding the foregoing, in no event shall either Party be required to pay any consideration to any third parties or give anything of value to obtain any such authorization, approval, consent or waiver, other than filing, recordation or similar fees.  Each Party agrees that, from time to time, whether before, at or after the Purchase Closing, it will execute and deliver such further instruments of conveyance and transfer and take such other reasonable actions as may be necessary or reasonably requested by the other Party to carry out the purposes and intents of this Agreement. Notwithstanding anything to the contrary herein, nothing in this Section 5.1 shall limit or otherwise constrain the Purchaser’s rights and obligations pursuant to the Merger Agreement.

Section 5.2          No Transfers.  The Seller will not, on and after the date hereof, transfer, sell, dispose of, Encumber, permit to be subject to any Encumbrance, or exercise any conversion rights with respect to, any shares of Preferred Stock held by the Seller, whether held as of the date of this Agreement or subsequently acquired.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1          General Conditions.  The respective obligations of the Purchaser and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Purchase Closing, of the following conditions, which may, to the extent permitted by applicable Law, be waived in writing by all Parties in their sole discretion:

(a)          No Injunction or Prohibition.  No Governmental Entity of competent jurisdiction shall have issued, adopted, enacted or promulgated any Order, decree, ruling, injunction or Law that is in effect (whether temporary, preliminary or permanent) restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(b)          Antitrust Approvals.  Any waiting period (and any extension thereof) under the HSR Act or any similar foreign antitrust, competition or similar Laws applicable to the Share Purchase shall have expired or shall have been terminated.

(c)          Merger Closing.  All conditions to the consummation of the Merger shall have been satisfied or waived in accordance with the Merger Agreement, and the parties to the Merger Agreement shall have irrevocably confirmed that they are prepared to consummate the Merger simultaneously with the consummation of the Share Purchase.

Section 6.2          Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Purchase Closing, of each of the following conditions, any of which, to the extent permitted by applicable Law, may be waived in writing by the Seller in its sole discretion:

(a)          Representations and Warranties.  The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects both when made and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of another date, in which case as of such other date).

(b)          Performance of Covenants.  The Purchaser shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at the Purchase Closing.

(c)          Certificate.  The Seller shall have received from the Purchaser a certificate to the effect set forth in Sections 6.2(a) and 6.2(b) with respect to the representations, warranties and covenants made by the Purchaser, signed by a duly authorized officer thereof.

Section 6.3          Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to consummate the Share Purchase shall be subject to the fulfillment, at or prior to the Purchase Closing, of each of the following conditions, any of which, to the extent permitted by applicable Law, may be waived in writing by the Purchaser in its sole discretion:

(a)          Representations and Warranties and Covenants.  The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects both when made and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of another date, in which case as of such other date).

(b)          Performance of Covenants.  The Seller shall have performed in all material respects all obligations and agreements and complied with in all material respects all covenants required by this Agreement to be performed or complied with by it prior to or at the Purchase Closing.

(c)          Certificate.  The Purchaser shall have received from the Seller a certificate to the effect set forth in Sections 6.3(a) and 6.3(b) with respect to the representations, warranties and covenants made by the Seller, signed by a duly authorized officer thereof.

ARTICLE VII
TERMINATION

Section 7.1          Termination.  This Agreement (a) will automatically terminate, without any action by any Party, upon the termination of the Merger Agreement, (b) may be terminated at any time prior to the Purchase Closing by mutual written consent of each of the Seller, the Purchaser and the Company and (c) may be terminated by the Seller upon the entry, without the prior written consent of the Seller, into any amendment, waiver, modification or other change to any provision of the Merger Agreement (including any exhibits, annexes or schedules thereto) that (A) results in a change in the consideration that would be payable to any holder of equity interests in the Company or changes the mix of the consideration that would be payable in respect of such equity interests or (B) is otherwise adverse in any material respect to the Seller or to the stockholders of the Company.  The Company shall be a third-party beneficiary of clause (b) of this Section 7.1.

Section 7.2          Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party, except (a) for the provisions of Section 5.2 relating to public announcements, Section 8.2 relating to fees and expenses, and this Section 7.2 and (b) that nothing herein shall relieve either Party from Liability for any fraud or willful and material breach of this Agreement.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1          Non-Survival of Representations and Warranties.  None of the representations, warranties and covenants set forth in this Agreement shall survive the Purchase Closing, other than with respect to any covenants that by their terms contemplate performance following the Purchase Closing.

Section 8.2          Fees and Expenses.  All fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated; provided, that the Seller shall be responsible for and shall pay any and all stock transfer, documentary, sales and use, registration, recording, stamp and similar Taxes payable in connection with the transactions contemplated hereby; provided further that the Purchaser hereby agrees to reimburse the fees and expenses of the Seller in an amount equal to $1.3 million at the Purchase Closing by wire transfer to the bank account designated by the Seller pursuant to Section 2.2(b)(ii) in immediately available funds in United States dollars.

Section 8.3          Amendment and Modification.  This Agreement may be amended by the Parties at any time, subject to the following sentence.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties and, in the event the applicable amendment would (i) change the amount or form of consideration reflected in the Purchase Price or (ii) otherwise be adverse to the Company, the stockholders of the Company or the Merger, the Company.  The Company shall be a third-party beneficiary of this Section 8.3.

Section 8.4          Waiver.  At any time prior to the Purchase Closing, the Purchaser and the Seller may, to the extent legally allowed and, in the event the applicable extension or waiver would be adverse in any material respect to the Company, the stockholders of the Company or the Merger, with the Company’s prior written consent:

(a)          extend the time for the performance of any of the obligations or acts of the other Party hereunder;

(b)          waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or

(c)          waive compliance with any of the agreements or conditions of the other Party contained herein.

Notwithstanding the foregoing, no failure or delay by the Seller or the Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.  No agreement on the part of a Party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party and, if required by the first sentence of this Section 8.4, the Company.  The Company shall be a third-party beneficiary of this Section 8.4

Section 8.5          Notices.  All notices, claims, demands, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided, that each notice Party shall use reasonable best efforts to confirm receipt of any such e-mail correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier (with proof of service), in each case as addressed at the following addresses (or at such other addresses for a Party as shall be specified by like notice); provided, however that any notice received by e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

(i)          if to the Seller, to:

Furniture Investments Acquisitions S.C.S.
23, avenue Monterey, L - 2163 Luxembourg,
R.C.S. Luxembourg: B227103
Represented by its general partner:
Furniture Investments Management S.à r.l.,
23, avenue Monterey, L-2163 Luxembourg,
R.C.S. number B227072
Attention:	Board of Directors
Anne-Catherine Devaux
E-mail :	ADevaux@investindustrial.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn:	Eric L. Schiele, P.C.; Joshua Ayal
E-mail:	eric.schiele@kirkland.com;
joshua.ayal@kirkland.com

(ii)          if to the Purchaser, to:

Herman Miller, Inc.
855 East Main Avenue
Zeeland, Michigan 49464
Attention:	Jacqueline H. Rice
Email:	jackie_rice@hermanmiller.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Adam O. Emmerich
Jenna E. Levine
Email:	AOEmmerich@wlrk.com
JELevine@wlrk.com

Section 8.6          Interpretation; Rules of Construction.  All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur.  The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires.  Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.  The word “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” The term “dollars” and the symbol “$” mean United States Dollars.  The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel.  Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.  In this Agreement, except as the context may otherwise require, references to:  (a) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (b) any Governmental Entity includes any successor to that Governmental Entity; (c) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other Law include any successor to such section; and (d) “days” mean calendar days; when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

Section 8.7          Entire Agreement.  This Agreement (together with the confidentiality agreement between the parties, dated as of March 29, 2021 and the Voting and Support Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

Section 8.8          No Third-Party Beneficiaries.  Except as otherwise expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 8.9          Governing Law; Venue; Waiver of Jury Trial.

(a)          THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)          THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT.  THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.5 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. NOTWITHSTANDING THE FOREGOING, THE CONSENTS TO JURISDICTION SET FORTH IN THIS SECTION 8.9 WILL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE STATE OF DELAWARE AND SHALL HAVE NO EFFECT FOR ANY PURPOSE EXCEPT AS PROVIDED IN THIS SECTION 8.9 AND WILL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OTHER THAN THE PARTIES.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION OR PERFORMANCE.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.9.

Section 8.10         Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.  Any purported assignment in violation of this Section 8.10 shall be void.

Section 8.11         Enforcement.  The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 8.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.  Each Party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement, all in accordance with the terms of this Section 8.11.  Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.12         Severability.  Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.  Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a Party took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such order.

Section 8.13         Counterparts.  This Agreement may be executed manually or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf or DocuSign format (or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document) shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers or other authorized representatives thereunto duly authorized.

HERMAN MILLER, INC.

By:	/s/ Andi Owen
Name: Andi Owen
Title: President & CEO

[Signature Page to Stock Purchase Agreement]

FURNITURE INVESTMENTS ACQUISITIONS S.C.S.

By:	/s/ Abdelkader Derrouiche
Name: Abdelkader Derrouiche
Title: Manager of Furniture Investments Management S.à r.l., itself General Partner

[Signature Page to Stock Purchase Agreement]